Exhibit (a)(4)(vi)

Bristol-Myers Squibb and Mead Johnson Announce

Final Results of the Exchange Offer

(NEW YORK, December 23, 2009) — Bristol-Myers Squibb Company (NYSE: BMY) and Mead Johnson Nutrition Company (NYSE: MJN) announced today the final results of the offer by Bristol-Myers Squibb to exchange up to 170,000,000 shares of common stock of Mead Johnson for outstanding shares of Bristol-Myers Squibb common stock that were validly tendered and not validly withdrawn.

The offer expired at 12:00 midnight, New York City time, on December 17, 2009. Under the terms of the offer, Bristol-Myers Squibb accepted 269,285,601 shares of Bristol-Myers Squibb common stock in exchange for 170,000,000 shares of Mead Johnson common stock owned by Bristol-Myers Squibb.

Each share of Bristol-Myers Squibb common stock accepted for exchange by Bristol-Myers Squibb was exchanged for 0.6313 shares of Mead Johnson common stock. Any fractional shares of Mead Johnson common stock will be aggregated and sold, and the net cash proceeds will be distributed to tendering stockholders with fractional interests.

Because the offer was oversubscribed, Bristol-Myers Squibb accepted tendered shares on a pro rata basis in proportion to the number of shares tendered. Stockholders who owned less than 100 shares of Bristol-Myers Squibb common stock, or an “odd-lot”, who validly tendered all of their shares, could elect not to be subject to proration in accordance with the terms of the exchange offer. All shares tendered by eligible electing odd-lot stockholders have been accepted. The final proration factor of 53.8954842% was applied to all other tendered shares of Bristol-Myers Squibb common stock to determine the number of such shares that would be accepted from each tendering stockholder.

Based on the final count by the exchange agent, BNY Mellon Shareowner Services, the results of the exchange offer are as follows:

Total number of shares of Bristol-Myers Squibb common stock tendered	499,484,935
Shares tendered that were subject to proration	499,298,888
“Odd-lot” shares tendered that were not subject to proration	186,047
Total number of shares of Bristol-Myers Squibb common stock accepted	269,285,601

The exchange agent is expected to deliver shares of Mead Johnson common stock as follows: (1) with respect to shares tendered through the Depository Trust Company, to the account of DTC on December 23, 2009, so that DTC can credit the relevant DTC participant (and such participant can credit its respective account holders promptly thereafter) and (2) with respect to shares tendered outside DTC, to direct registered accounts of the respective holders by December 29, 2009. The exchange agent is expected to mail or deliver checks in lieu of a fractional share of Mead Johnson common stock thereafter.

Citigroup Global Markets Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are serving as the dealer managers for the exchange offer.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company committed to discovering, developing and delivering innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in 50 markets worldwide. The company’s mission is to create nutritional brands and products trusted to give infants and children the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

Forward-Looking Statements

Certain statements contained in this press release may constitute “forward-looking statements”. All statements in this press release, other than those relating to historical information or current condition, are forward-looking statements. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the exchange offer will be completed, or if it is completed, that it will close within the anticipated time period. Bristol-Myers Squibb and Mead Johnson undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contacts

Media: Brian Henry, 609-252-3337, brian.henry@bms.com

Investors: John Elicker, 609-252-4611, john.elicker@bms.com